INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement No. 2-11052 of Oppenheimer Total Return Fund, Inc. on Form N-14 of our report dated January 24, 2000 appearing in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the incorporation by reference of our report in the Prospectus of Oppenheimer Total Return Fund, Inc. dated April 28, 2000 which is part of such Registration Statement. We also consent to the reference to us under the headings "Independent Auditors" in the Statement of Additional Information of Oppenheimer Total Return Fund, Inc. and "Financial Highlights" in the Prospectus of Oppenheimer Total Return Fund, Inc. both dated April 28, 2000, which are part of such Registration Statement.

We also consent to the reference to us under the headings "Tax Consequences of the Reorganization", "Tax Aspects of the Reorganization" and "Agreement and Plan of Reorganization" in the combined Proxy Statement and Prospectus which are part of such Registration Statement.

We also consent to the use in Part C constituting part of this Registration Statement of our draft Tax Opinions.

/s/ DELOITTE 7 TOUCHE LLP

DELOITTE & TOUCHE LLP

Denver, Colorado
July 12, 2000